Filed Pursuant to Rule 433

Registration No. 333-165376

December 6, 2012

CLIFFS NATURAL RESOURCES INC.

Pricing Term Sheet

3.95% Senior Notes due 2018

Issuer:	Cliffs Natural Resources Inc.
Ratings*:	Baa3 / BBB- (Moody’s/S&P)
Trade Date:	December 6, 2012
Security Type:	Senior Notes
Settlement Date:	T+5; December 13, 2012
Principal Amount:	US $500,000,000
Maturity:	January 15, 2018
Coupon:	3.950%
Price to Public:	99.132%
Yield to Maturity:	4.140%
Spread to Benchmark Treasury:	T+355 bps
Benchmark Treasury:	0.625% due November 30, 2017
Benchmark Treasury Spot and Yield:	100-05+ / 0.590%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2013
Make-Whole Call:	T+50 bps
CUSIP:	18683K AF8
ISIN:	US18683KAF84
Joint Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc.
Joint Lead Managers:	Mizuho Securities USA Inc. RBS Securities Inc. Fifth Third Securities, Inc. Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	CIBC World Markets Corp. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Citigroup Global Markets Inc. can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or calling Citigroup Global Markets Inc. at 1-800-831-9146.

This pricing term sheet supplements the preliminary prospectus supplement issued by Cliffs Natural Resources Inc. dated December 6, 2012.